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                                                                    EXHIBIT 11.1

                            ALLEGIANCE TELECOM, INC.

                         COMPUTATION OF PER SHARE LOSS

                      Three Months Ended September 30, 1999

                      (In thousands, except share amounts)

                                                                           NUMBER OF            PERCENT             EQUIVALENT
                                                                            SHARES            OUTSTANDING             SHARES

                                                                          ----------          -----------          ------------
   1997 Common Stock Offering                                                    426            100.00%                     426
   1998 Common Stock Offering                                             10,000,000            100.00%              10,000,000
   Preferred Stock Converted to Common Stock                              40,341,128            100.00%              40,341,128
   Treasury Shares                                                           (25,312)           100.00%                 (25,312)
   1999 Employee Stock Discount Purchase Plan Shares Issued                   83,057             98.76%                  82,025
   1999 Common Stock Offering                                             14,027,400            100.00%              14,027,400
   Warrants Exercised                                                        360,538             90.60%                 326,638
   Stock Options Exercised - 1997 Plan                                        72,905             63.23%                  46,101
   Stock Options Exercised - 1998 Plan                                         4,693             50.44%                   2,367

   WEIGHTED AVERAGE SHARES OUTSTANDING                                                                               64,800,773

   NET LOSS APPLICABLE TO COMMON STOCK                                                                             $(56,392,981)

   NET LOSS PER SHARE, BASIC AND DILUTED                                                                           $      (0.87)
                                                                                                                   ============